UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 9, 2014

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9555 W. Sam Houston Pkwy S., Suite 600, Houston, Texas	77099
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 9, 2014 we refinanced our existing revolving loan facility, and entered into a second amended and restated credit agreement. A copy of our press release announcing the new credit agreement is attached as Exhibit 99.1 hereto.

The new credit agreement replaced a credit agreement with Wells Fargo Bank, National Association and the other lenders party thereto. The second amended and restated credit agreement is now with Wells Fargo Bank, National Association, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A.

The second amended and restated credit agreement provides for a revolving loan up to $150.0 million, including an accordion feature that allows for an additional revolving loan increase of up to an additional $100.0 million with approval from our lenders. The maturity date for the revolving loan facility is October 9, 2019. The initial advance under the new credit agreement was used to repay in full the $20.0 million outstanding indebtedness under our note purchase agreement with The Prudential Insurance Company of America and Pruco Life Insurance Company and to refinance the $38.0 million outstanding under our legacy credit agreement. At the closing of the second amended and restated credit facility on October 9, 2014, we had $59.1 million borrowed under the new facility, including amounts funded related to accrued interest on the retired debt and closing costs.

The revolving loan under our second amended and restated credit agreement bears interest at varying rate of LIBOR plus a margin based on funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”), as described in the table.

Ratio of Funded Debt to EBITDA	Margin
Equal to or greater than 3.0 to 1.0	1.875%
Equal to or greater than 2.75 to 1.0, but less than 3.0 to 1.0	1.625%
Equal to or greater than 2.50 to 1.0, but less than 2.75 to 1.0	1.500%
Equal to or greater than 2.25 to 1.0, but less than 2.50 to 1.0	1.375%
Equal to or greater than 2.00 to 1.0, but less than 2.25 to 1.0	1.250%
Equal to or greater than 1.50 to 1.0, but less than 2.00 to 1.0	1.125%
Less than 1.50 to 1.0	1.000%

We also incur an unused commitment fee on the unused amount of commitments under revolving loan facility from 0.30% to 0.15%, based on the ratio of funded debt to EBITDA.

Loans under the second amended and restated credit facility are secured by our assets, including stock in subsidiaries, inventory, accounts receivable, equipment, intangible assets, and real property. The second amended and restated credit facility includes covenants that we must maintain a fixed charge coverage ratio of 1.5 to 1.0, a ratio of funded debt to EBITDA (as adjusted for non-cash and unusual, non-recurring, and certain and acquisition and integration costs) of 3.25 to 1.0 (with a step-up to 3.5 to 1.0 during an acquisition period with lender consent) and a current ratio of at least 1.5 to 1.0. A copy of the second amended and restated credit agreement is attached as Exhibit 10.33 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release, dated October 9, 2014

10.33	Second Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A., dated as of October 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Malinda G. Passmore	Date: October 10, 2014
Name: Malinda G. Passmore
Title: Vice President & CFO